EXHIBIT 10.1
3 March 2009

To Our Valued Shareholders:

I want to take this opportunity to thank you for your investment in Simtrol and update you with regard to the exciting progress we are making toward realizing our goal to make our company a profitable success and create shareholder value. Most of the communication you have seen from us over the past several months has centered on our efforts to build a high performance team with the appropriate skill and experience to capitalize on Simtrol’s market opportunity. That team is in place and is working well together.

Our strategy at this time is to focus on the education market. The classroom of the 21st century employs numerous devices, including interactive whiteboards, projectors, computers, DVD players, document cameras, monitors and more. The task of managing, monitoring and maintaining these devices as well as controlling related energy consumption across a school district, with potentially thousands of classrooms, has taken on a life of its own. In today’s difficult times, brute force solutions involving more money, resources and manpower are no longer viable options.  School administrators need a market basket of technology and services to address this need, and Simtrol offers a solution. Our “Classroom Control” solution (also branded Activcommand by Promethean) supports “green” initiatives and sustainability by automatically shutting down devices when they are not in use, and provides school administrators with the ability to proactively identify maintenance issues and organize support using data gathered from the devices over the network. The education market has many factors that are attractive to Simtrol:

•	Large, growing pools of unmanaged devices
•	$150 billion U.S. Government stimulus plan to invest in education - more than double the Department of Education’s current annual budget
•	Increasing pressure to reduce costs: operations, energy, support, maintenance, and supplies
•	OEM partner in Promethean with well established distribution channel & large installed base
•	High-demand for interactive technologies in the classroom; they are now a ‘must-have’

Our approach to the education market involves reseller arrangements with partners, including Promethean (the fastest growing interactive whiteboard manufacturer, with the leading market share in the K-12 segment) and a select group of large integration and service providers focused on this market. The Company will execute a “land and expand” growth strategy.  The plan for 2009 is to sell approximately 75 ‘seed’ systems and 3-5 large footprint installs (installs greater than 1,000 classrooms) in some of the largest, thought-leading school districts across the U.S.  The initial sales focus will be directed at targeting new, large Promethean customers who are in the process of deploying interactive whiteboards. So far, we have “proof of concept” (POC) implementations in three districts managing approximately 150 classrooms. These districts have a total of 10,250 classrooms available for deployment. We currently have proposals out to 21 districts for POCs representing more than 26,000 classrooms and potential revenue between $2.0 and $2.5 million for Simtrol. We believe the overall addressable pipeline in education over the next eighteen months for Simtrol may exceed $30 million.

In addition to the education market, we have explored opportunities in healthcare, corrections, and digital signage (retail). We have seen some success, having signed a significant reseller agreement in the healthcare space, a second deal to manage the world’s largest video visitation operation in a corrections facility, and launching a pilot to manage digital signage for a large retailer. These deals are all opportunistic and have the potential to grow into large business opportunities over time. Our near-term focus, however, will be on the education market as outlined above.

One characteristic of the education market is that it has a number of short “buying windows” throughout the year (primarily summer, spring and winter breaks) and much less buying activity during the remainder of the year.  Although we are just coming into the spring/summer “buying season” in the education market, some buying decisions are being delayed due to budget shortfalls, a reluctance to buy technology at the same time employees are being furloughed or laid off, and a need to fully understand the federal stimulus package and its impact on budgets.  As a result of this uncertain market timing, Simtrol will need to attract $1.5 – $2.0 million in additional capital in the near term. We are finalizing our plan to secure this capital.

To summarize, we have built a great team, we have refined and productized our technology making it easy to deploy and maintain, and we have identified a market focus and started gaining traction. We expect this revenue traction to accelerate as we enter the summer months and schools invest in technology for the upcoming year. We appreciate your support of Simtrol over the years and are continuing to work hard on your behalf.

Respectfully yours,

/s/ Oliver M. Cooper, III – President and Chief Executive Officer